Exhibit 10.10

THIS AGREEMENT IS SUBJECT TO ARBITRATION

EMPLOYMENT TRANSITION AGREEMENT

THIS EMPLOYMENT TRANSITION AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of April 2014, by and between Sizmek Inc., a Delaware corporation, its subsidiaries, affiliates, successors, and assigns (collectively the “Corporation”), and Craig Holmes (“Employee”).

WHEREAS, the Employee has elected to voluntarily resign because the Corporation has elected to relocate its Corporate Headquarters to Austin, Texas and both the Corporation and Employee desire to enter into an employment transition relationship on the terms and conditions as set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1.                                      Employment.  The Corporation hereby employs Employee in his current capacity and title, and for the Transition Term, as set forth below; and Employee hereby agrees with the terms and conditions hereinafter set forth.  The Corporation and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Corporation may be terminated by either party at any time for any or no reason, with or without notice.

2.                                      Title and Duties.  Employee’s job title shall continue to be Chief Financial Officer. In such position, Employee shall continue to report to the Chief Executive Officer and the Board of Directors of the Company (the “Board”) and shall have such principal duties and responsibilities shall be as are customarily associated with such position. Employee agrees to devote substantially his full time, energies and best efforts to the performance thereof for the Transition Term.

3.                                      Transition Term.  The term of Employee’s employment hereunder shall begin on the effective date hereof and continue thereafter through the date which is ninety (90) days after the Effective Date (the “Expiration Date”).  The foregoing period is referred to herein as the “Transition Term.”

4.                                      Salary and Additional Compensation.  As compensation for the services to be rendered by Employee to the Corporation pursuant to this Agreement, during the Transition Term, Employee shall be paid the following compensation and other benefits:

(a)                                 Salary:  Salary shall be payable in equal bimonthly installments in arrears, or otherwise in accordance with the Corporation’s then-standard payroll practices.  Employee shall be entitled to annualized salary of $350,000.

(b)                                 Additional Compensation: In addition to Employee’s base salary, employee will be eligible for a performance bonus of up to 50% of his annualized base salary,

pro-rated for actual time of employment during calendar year 2014, which amount shall be payable upon expiration of the Employment Term as provided in Section 13(b).

(c)                                  Employee Benefit Plans:  Employee shall be eligible to participate, to the extent he may be eligible in accordance with the terms of any such plans, and to the extent employees at his level are eligible for any such plans, in any profit sharing, retirement, insurance, health or other employee benefit plan maintained by the Corporation.

(d)                                 Equity Awards. Upon the termination of Employee’s employment, all of Employee’s unvested equity awards shall terminate.  None of Employee’s unvested equity awards shall accelerate as a result of Employee’s termination of employment for any reason during the Transition Term or upon expiration of the Transition Term.

5.                                Expenses.  During the Transition Term, the Corporation shall reimburse Employee in accordance with the Corporation’s policies and procedures for all proper expenses incurred by Employee in the performance of Employee’s duties hereunder, regardless of where incurred.

6.                                Non-Disclosure of Confidential Information.  For the purposes of this Agreement, “Confidential Information” shall mean any trade secret, confidential, proprietary, or non-public information and materials concerning the Corporation and/or its clients, whether such information or materials are memorized, memorialized in any manner, in hard copy, electronic, or other form, or that qualifies as confidential, restricted, or for internal use only pursuant to Corporation guidelines or the Handbook; the Corporation’s products, business strategies, know-how designs, formulas, processes, and methods; research; marketing; pricing; business relationships; software, software code and other technologies; forecasts; margins; confidential information of other employees; plans and proposals; client information (including but not limited to lists of clients, client names, contact information, personal data or identifying numbers; financial data; historical information; preferences and strategies, as well as any compilations of same); and any other non-public, technical, non-technical, or business information, whether written or oral.  Employee acknowledges that the Corporation maintains much of its Confidential Information on its secured network and that the Confidential Information provides a competitive advantage to the Corporation.  The term “Confidential Information” does not include information that (a) has become known to the public generally through no fault of Employee, or (b) the Corporation regularly provides to third parties without restriction on use or disclosure.

To assist Employee in the performance of his duties, the Corporation agrees to provide and shall provide Employee Confidential Information and materials to him as a result of his signing this Agreement, with such Confidential Information being in addition to any such information Employee received from the Corporation prior to signing this Agreement.  Employee acknowledges that he is receiving other good and valuable consideration, the adequacy of which Employee hereby expressly acknowledges.

Due to the sensitive nature of this Confidential Information, Employee acknowledges that the Corporation has legitimate business and competitive interests and legal rights to require non-disclosure of the Confidential Information to other companies and/or individuals and to require that the Confidential Information be used only for the Corporation’s benefit and, in the event of a Client, the Confidential Information’s intended use.  Employee agrees that he will not at any time, either during or after his employment by the Corporation (except as authorized by the Corporation), divulge or disclose, directly or indirectly, to any person, firm, association or corporation other than bona fide employees of the Corporation or use for Employee’s own benefit, gain or otherwise, Confidential Information.

Employee also recognizes that the Corporation may receive from third parties, including customers, vendors, and business associates, their confidential or proprietary information subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee agrees to hold all such information in the strictest confidence and not to disclose it to any person, firm, or corporation or to use it except as necessary in carrying out Employee’s work for the Corporation consistent with the Corporation’s agreement with the third party that provided the confidential and proprietary information.

Employee represents that Employee’s employment by the Corporation does not and will not breach any agreement between Employee and any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Employee prior to Employee’s employment by the Corporation. During Employee’s employment by the Corporation, Employee agrees that Employee will not violate any non-solicitation agreements Employee entered into with any former employer or third party, nor will Employee bring onto the premises of the Corporation or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

7.                                Agreement Not to Compete With the Corporation.    In order to protect the Corporation’s Confidential Information, and the Corporation’s business goodwill and competitive position, and in exchange for the Corporation providing Employee the consideration set forth herein, Employee agrees that during his employment with the Corporation, and for a period of 12 months following the termination of his relationship with the Corporation for any reason, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Corporation, except as may otherwise be approved by the Chief Executive Officer or the Board of Directors, which shall not be unreasonably withheld.  For purposes of this Section 7, the terms “competition” or “compete” mean engaging in the same or substantially similar business as (1) the Corporation’s or any of its Affiliates’ business of online ad serving and campaign management, including display, video, mobile and rich media, (2) any trading business that is fully integrated and packaged with an online ad serving and campaign management business, or any business providing a buy side real time bidding system connected to an ad management platform or providing solutions or services for outsourced media buying using a real time bidding system, or (3) any business providing solutions and services such as those provided by Peer39, Inc. in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise.  “Affiliate” is defined as any legal entity that, directly or indirectly through one more intermediaries, controls, is controlled by, or is under the common control of the Corporation.

Employee acknowledges that the Corporation conducts its business on a worldwide basis, and that the restrictions contained in this Agreement are reasonable and necessary to the extent they are deemed to apply to any location in which the Corporation conducts business or conducted business during the period of Employee’s employment.

8.                                      Agreement Not to Solicit the Corporation’s Customers.   In order to protect the Corporation’s Confidential Information, and the Corporation’s business goodwill and competitive position, and in exchange for the Corporation providing Employee the consideration set forth herein, Employee agrees that, for a period of 12 months following the termination of his relationship with the Corporation for any reason, he shall not, either directly or indirectly, use the Corporation’s Confidential Information to call on, service, solicit, or accept competing business from the Corporation’s customers or prospective customers whom or which Employee, within the previous two (2) years, had or made contact with, in any form whatsoever, regarding the Corporation’s business.  Employee further agrees that he shall not assist any other person or entity in such a solicitation using the Corporation’s Confidential Information.

9.                                      Agreement Not to Recruit Other Employees.  In order to protect the Corporation’s Confidential Information, and the Corporation’s business goodwill and competitive position, and in exchange for the Corporation providing Employee the consideration set forth herein, Employee agrees that during his employment with the Corporation and for a period of 12 months following the end of Employee’s employment with the Corporation for any reason, he shall not, either directly or indirectly, call on, recruit, solicit, or induce any employee, contractor or officer of the Corporation whom Employee had contact with in the course of his employment with the Corporation to terminate his relationship with the Corporation, and will not assist any other person or entity in such a solicitation.  Employee further agrees that he will not discuss, by any means whatsoever, with any such employee, contractor or officer of the Corporation the termination of such individual’s relationship with the Corporation, during the time period set forth above.

10.                               Reasonableness of and Remedies for Breach of Employee’s Covenants of Non-Disclosure and Non-Competition.  Employee has carefully read and considered the provisions of Sections 7, 8, 9, and 10, and, having done so, agrees and acknowledges that the foregoing restrictions limit his ability to engage in competition in the geographic region and during the period provided for above.  Employee expressly warrants and represents that these restrictions with respect to time, geographic territory, and scope of activity are reasonable and necessary to protect the trade secrets of the Corporation and its parent or subsidiary corporations, officers, directors, shareholders and other employees, the Confidential Information the Corporation has agreed to provide to Employee, and the Corporation’s business goodwill and competitive position.

(a)                                 In the event that, notwithstanding the foregoing, any of the provisions of Sections 7, 8, 9 and 10, shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of Sections 7, 8, 9 and 10 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(b)                                 In the event of a breach of any of the covenants in Sections 7, 8, 9, and 10 the Corporation shall have the right to seek monetary damages for any such breach.  In addition, in the event of a breach or threatened breach of any of the covenants in Sections 7, 8, 9, and 10, the Corporation shall have the right to seek equitable relief, including specific performance by means of an injunction against

Employee or against Employee’s partners, agents, representatives, servants, employers, employees, and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any such breach.

11.                         Notice to Subsequent Employer.  Employee agrees to advise all future employers and business partners of the restrictions and obligations contained in this Agreement.  Employee further authorizes the Corporation to notify others, including customers of the Corporation and Employee’s future employers and business partners, of the terms of this Agreement and Employee’s obligations and responsibilities hereunder.  Notification of customers or Employee’s future employers or business partners of the terms of this Agreement shall not give rise to any claim in tort or contract against the Corporation by Employee.

12.                         Termination.  Employment of Employee under this Agreement may/will be terminated:

(a)                                 By Employee’s death.

(b)                                 By the Corporation for Cause.  This Agreement and Employee’s employment with the Corporation may be terminated for Cause at any time.  For purposes of this Agreement, “Cause” shall mean only the following:  (i) a conviction of or a plea of guilty or nolo contendre by Employee to a felony or an act of fraud, embezzlement or theft or other criminal conduct against the Corporation; (ii) habitual neglect of Employee’s material duties or failure by Employee to perform or observe any substantial lawful obligation of such employment; or (iii) any material breach by the Employee of this Agreement.  Should Employee dispute whether he was terminated for Cause, then the Corporation and the Employee shall enter immediately into binding arbitration pursuant to Section 23.

(c)                                  By Employee for any reason.

(d)                                 By the Corporation at any time without Cause.

(e)                                  Upon the expiration of the Transition Term.

13.                         Payments Upon Termination.  Payments to Employee upon termination shall be limited to the following:

(a)                                 If Employee’s employment is terminated due to (i) death pursuant to 12(a), (ii) termination by the Corporation for Cause pursuant to Section 12(b), or (iii) Employee’s voluntary resignation, Employee shall be entitled to all arrearages of base salary accrued through the date of termination, payable in accordance with the Corporation’s customary policies as in effect from time to time (the “Accrued Obligations”), but shall not be entitled to further compensation.

(b)                                 If Employee is terminated (i) by the Corporation without Cause prior to expiration of the Transition Term, or (ii) upon the expiration of Transition Term, then, in exchange for Employee executing a full and final Release (as defined in Section 13(c) below), the Corporation shall pay to Employee (A) all Accrued Obligations, (B) solely in the event Employee’s date of termination is prior to the Expiration Date, severance equal to Employee’s base salary at the rate in effect on the date of termination through the Expiration Date, and (C) an amount equal to the annual bonus to which Employee would have been entitled for 2014 under Section 4(b) above, pro-rated for the portion of such year that elapsed up to and including the Expiration Date.  The amounts provided in clauses (B) and (C) above shall be payable in a lump sum payment on the date that is 30 days following the date of Employee’s termination of employment.

(c)                                  Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid pursuant to Section 13(b) above unless, on or prior to the 30th day following the date of Employee’s termination of employment, an effective general release of claims agreement (the “Release”) in substantially the form attached hereto as Exhibit A has been executed by Employee and remains effective on such date and any applicable revocation period thereunder has expired.

14.                         Additional Termination Provisions.

(a)                                 Separation from Service.  Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Employee under this Agreement in connection with a termination of Employee’s employment, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service.  For purposes of this Agreement, a “Separation from Service” shall mean Employee’s “separation from service” with the Corporation as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(b)                                 Section 409A Compliance.  Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to Section 13 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (“Separation Pay Plans”) or Treasury Regulation Section 1.409A-1(b)(4) (“Short-Term Deferrals”).  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Employee is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service or (ii) the date of Employee’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 14(b) shall be paid in a lump sum to Employee.  The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Corporation in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

(c)                                  Resignation Upon Termination. Upon the expiration of the Transition Term for any reason, Employee hereby agrees to resign from all positions held in the Corporation, including without limitations any position as a director, officer, agent, trustee or consultant of the Corporation or any affiliate of the Corporation.  For the purposes of this provision, the term “affiliate” has the same meaning as in Section 7. Said resignation will be effective immediately upon the expiration of the Transition Term, unless the parties mutually agree in writing to a modified resignation date or dates.

15.                               In-Kind Benefits and Reimbursements.  Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to Employee as soon as administratively practicable following such submission, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  In no event shall Employee be entitled to any reimbursement payments after the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

16.                               Section 409A; Separate Payments.  This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Corporation be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

17.                               Waiver.  A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

18.                               Governing Law.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.

19.                               Severability.  The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

20.                               Notice.  Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation and Employee at the respective addresses provided on the signature page of this Agreement, or at such other address or addresses as either party may hereafter designate in writing to the other.

21.                               Assignment.  This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party, provided that the Corporation may assign this Agreement to any affiliate of or successor to the Corporation.

22.                               Amendments.  This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Corporation and Employee.

23.                               Arbitration.

(a)                                 Generally.  Except as otherwise provided in Sections 6, 7, 8, 9 and 10of this Agreement or as otherwise required by law, any dispute, claim, question or controversy arising under or relating to this Agreement, Employee’s employment with the Company or the termination thereof (each such dispute, claim, question or controversy, a “Dispute”) shall be resolved by submitting such Dispute to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to its Employment Arbitration Minimum Standards of Procedural Fairness (collectively, the “Rules”), (1) and pursuant to the procedures set forth in this Section 23.  In the event of any conflict between the Rules and the procedures set forth in this Section 23, the procedures set forth in this Section 23 shall control.  Any such arbitration shall be brought within any otherwise applicable statute of limitations period, and shall be the sole and exclusive means for resolving such Dispute (other than for injunctive relief pursuant to Sections 6, 7, 9 and 10 of this Agreement or as otherwise required by law).

(b)                                 Procedures.  Any arbitration shall be held in Dallas, Texas, and conducted before a single neutral arbitrator selected by mutual agreement of the parties hereto within 30 days of the initiation of the arbitration or, if they are unable to agree, by JAMS under its rules.  The arbitrator shall take submissions and hear testimony, if necessary, and shall render a written decision as promptly as practicable.  The arbitrator may grant any legal or equitable remedy or relief that the arbitrator deems just and equitable, to the same extent that remedies or relief could be granted by a state or federal court in the United States.  The decision of the arbitrator shall be final, binding and conclusive on all parties and interested persons.  It is the intention of the parties hereto that they shall be entitled to fair and adequate discovery in accordance with the Federal Rules of Civil Procedure.  The parties hereto shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator.

(c)                                  Enforcement; Costs.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. All direct costs and expenses of the arbitration, including the arbitrator’s fee, shall be paid by the Corporation, and each party shall pay their own respective attorneys’ fees and disbursements. This arbitration clause constitutes a waiver of either party’s right to a jury trial for all disputes relating to all aspects of the employer/employee relationship including, without limitation, claims for wrongful

The Rules may be found online at:  http://www.jamsadr.com/rules-employment-arbitration.

discharge, breach of contract, or claims relating to violation of any laws and regulations relating to employment discrimination or harassment.

24.                         Non-Disparagement. Each party hereto shall refrain from making, causing to be made, or allowing any of its affiliates to make, any statement or announcement that disparages, the Company, its officers, employees or directors or any person who has served as an officer or director of the Company or any of their respective affiliates, on or following the date hereof.

25.                               Headings.  The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

26.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together will constitute one and the same Agreement.

27.                         Entire Agreement.  This Agreement revokes and replaces all agreements previously entered into by the parties hereto, if any, whether oral or written, regarding Employee’s employment with the Corporation, save and except for those matters between the Corporation and Executive which Executive does not release pursuant to Sections 1(a)(i) through 1(a)(vi) as set forth in the attached General Release of Claims.  Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.  In the event of any conflict between the terms of this Agreement and the terms of any policy, plan, or program by the Corporation, including the Handbook, the terms of this Agreement shall govern.

28.                               Clawback.  All compensation received by Employee shall be subject to the provisions of any clawback policy implemented by the Corporation to comply with applicable law or regulation (including stock exchange rules), including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

29.                               Right to Legal Counsel.  This Agreement has been drafted by legal counsel representing the Corporation, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

30.                               Taxes.  All compensation payable to Employee hereunder shall be subject to such deductions as the Corporation is from time to time required to make pursuant to law, governmental regulation or order.  Employee acknowledges that the payments and benefits provided in this Agreement may have tax ramifications to Employee.  The Corporation has not provided tax or other advice to Employee on such matters and Employee is free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences Employee may face, at their personal cost.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Corporation and Employee have duly executed this Agreement as of the day and year first above written.

CORPORATION:

Sizmek Inc.

	By:	/s/ Neil Nguyen
Name: Neil Nguyen
Title: President & Chief Executive Officer

Address for Notice Purposes:

Sizmek Inc.
750 West John Carpenter Freeway
Suite 400
Irving, Texas 75039
Attention: Chief Executive Officer

EMPLOYEE:

/s/ Craig Holmes
Name: Craig Holmes

Address for Notice Purposes:

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This GENERAL RELEASE OF CLAIMS (this “Release”) is entered into as of this            day of                 ,         , between Craig Holmes (“Employee”), and Sizmek Inc., a Delaware corporation (the “Corporation”).

WHEREAS, Employee and the Corporation are parties to that certain Employment Transition Agreement dated as of April       , 2014 (the “Agreement”);

WHEREAS, the parties agree that Employee is entitled to certain severance benefits under the Agreement, subject to Employee’s execution of this Release; and

WHEREAS, the Corporation and Employee now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee pursuant to the Agreement, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he would not otherwise be entitled to receive, the parties hereby agree as follows:

1.             General Release of Claims by Employee.

(a)           Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Corporation and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Corporation (collectively, the “Corporation Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or, on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Corporation (including any affiliate of the Corporation) or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with

Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; and the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(i)            Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)           Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Corporation;

(iii)          Claims pursuant to the terms and conditions of the federal law known as COBRA or similar state law;

(iv)          Claims for indemnity under the bylaws of the Corporation, as provided for by Texas law, under Employee’s Indemnification Agreement with the Corporation dated February     , 2014, or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Corporation;

(v)           Claims based on any right Employee may have to enforce the Corporation’s executory obligations under the Agreement; and

(vi)          Claims Employee may have to vested or earned compensation and benefits.

(b)           Employee acknowledges that this Release was presented to him on the date indicated above and that Employee is entitled to have 21 days’ time in which to consider it.  Employee further acknowledges that the Corporation has advised him that he is waiving her rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release.  Employee represents and acknowledges that if Employee executes this Release before 21 days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(c)           Employee understands that after executing this Release, Employee has the right to revoke it within 7 days after his execution of it.  Employee understands that this Release will not become effective and enforceable unless the 7 day revocation period passes and Employee does not revoke the Release in writing.  Employee understands that this Release may not be revoked after the 7 day revocation period has passed.  Employee also understands that any revocation of this Release must be made in writing and delivered to the Corporation at its principal place of business within the 7 day period.  In the event any payments are made by the Corporation pursuant to Section 13(b) of the Agreement prior to the effective date of this Release and Employee revokes this Release pursuant to this Section 1(c) thereafter, Employee shall immediately repay to the Corporation any such amounts.  Employee hereby acknowledges and agrees that Employee’s revocation right pursuant to this Section 1(c) does not apply to this sentence, which shall survive any revocation of this Release by Employee.

(d)           Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.  Employee further understands that Employee will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is 60 days following the date of Employee’s termination of employment.

2.             No Assignment.  Employee represents and warrants to the Corporation Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Corporation Releasees.  Employee agrees to indemnify and hold harmless the Corporation Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.

3.             Severability.  Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Release or the validity, legality or enforceability of such provision in any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.               Arbitration.  This Release shall be subject to arbitration as set forth in Section 23 of the Agreement.

5.               Governing Law.  This Release shall in all respects be subject to, and governed by, the laws of the State of New York.

6.             Entire Agreement.  This Release and the Agreement shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof or thereof.

7.             Amendment and Waiver.  The provisions of this Release may be amended or waived only by the written agreement of the Corporation and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Release shall affect the validity, binding effect or enforceability of this Release.

8.             Counterparts.  This Release may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.  The parties hereto agree to accept a signed facsimile copy or portable document format of this Release as a fully binding original.

9.             Headings.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

10.          Right to Legal Counsel.  This Release has been drafted by legal counsel representing the Corporation, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review this Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

CORPORATION:

Sizmek Inc.

By:

Name:

Title:

EMPLOYEE:

Name: Craig Holmes